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                                                                    EXHIBIT 10.6

                                    FORM OF
                 CHANGE IN CONTROL AND NONCOMPETITION AGREEMENT

         THIS CHANGE IN CONTROL AND NONCOMPETITION AGREEMENT (the "Agreement") is dated as of November 26, 1998, between AMB Property, L.P., a Delaware limited partnership (the "Company"), and ________ (the "Executive").


         1. TERM OF AGREEMENT

         This Agreement shall commence on the date hereof and will terminate four (4) years from the date hereof; provided, however, that commencing on November 26, 2002, and each November 26 thereafter, the term of this Agreement shall be automatically extended for one additional year unless, not later than October 30 of the preceding year, the Company shall have given notice that it does not wish to extend this Agreement; provided, further, that if a Change in Control (as defined in Section 2) occurs during the original or extended term of this Agreement, this Agreement shall continue in effect until the later of November 26, 2002 and twenty-four (24) months after the date on which such Change in Control occurred (the "Change in Control Date").


         2. DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Cause" shall mean:

                  (a) gross negligence or willful misconduct in the performance of the Executive's duties;

                  (b) the Executive's willful and continued failure to substantially perform the Executive's duties with the Company (other than a failure resulting from the Executive's incapacity due to physical or mental illness or any failure after the Executive's issuance of a Notice of Termination (as defined in Section 3.5)), after a written demand for substantial performance is delivered to the Executive by the Board of Directors (the "Board") of AMB Property Corporation, a Maryland corporation (the "General Partner");

                  (c) fraud or other conduct against the material best interests of the Company; or

                  (d) a conviction of a felony if such conviction has a material adverse effect on the Company.

         A "Change in Control" shall be deemed to occur if:



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                  (a) the shareholders of the General Partner approve a plan of complete liquidation of the General Partner or an agreement for the sale or disposition by the General Partner of all or substantially all of the General Partner's assets, or the General Partner disposes of more than fifty percent (50%) of its interest in the Company;

                  (b) any Person (as defined below) is or becomes the Beneficial Owner (as defined below), directly or indirectly, of securities of the General Partner representing forty percent (40%) or more of the combined voting power of the General Partner's then outstanding securities. For purposes of this Agreement, (A) the term "Person" is used as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided, however, that the term shall not include the General Partner, any trustee or other fiduciary holding securities under an employee benefit plan of the General Partner, and any corporation owned, directly or indirectly, by the shareholders of the General Partner, in substantially the same proportions as their ownership of stock of the General Partner, and (B) the term "Beneficial Owner" shall have the meaning given to such term in Rule 13d-3 under the Exchange Act;

                  (c) during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the General Partner to effect a transaction described in clauses (a), (b) or (d)) whose election by the Board or nomination for election by the General Partner's shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority thereof; or

                  (d) the shareholders of the General Partner approve a merger or consolidation of the General Partner with any other corporation (or other entity), other than (i) a merger or consolidation which would result in the voting securities of the General Partner outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the General Partner or such surviving entity outstanding immediately after such merger or consolidation or
         (ii) where more than fifty percent (50%) of the directors of the General Partner or the surviving entity after such merger or consolidation were directors of the General Partner immediately before such merger or consolidation.

         "Date of Termination" shall mean:

                  (a) if the Executive's employment is terminated by his death, the date



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         of his death;

                  (b) if the Executive's employment is terminated by reason of his Disability, the date of the opinion of the physician referred to in the definition of "Disability" hereof; or

                  (c) if the Executive's employment is terminated by the Company or by the Executive for any reason other than death or Disability, the date specified in the Notice of Termination;

provided, that, if within fifteen (15) days after any Notice of Termination (as defined in Section 3.5) is given, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, then the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual written agreement of the parties, or otherwise; provided, however, that the Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

         "Disability" shall mean the Executive's physical or mental disability or infirmity which, in the opinion of a competent physician selected by the Board, renders the Executive unable to perform properly his duties as an employee of the Company, and as a result, the Executive is unable to perform such duties for six (6) consecutive calendar months or for shorter periods aggregating one hundred and eighty (180) business days in any twelve (12) month period, but only to the extent that such definition does not violate the Americans with Disabilities Act.

         "Good Reason" shall mean, without the Executive's express written consent, the occurrence after a Change in Control of any of the following circumstances unless such circumstances are fully corrected (provided such circumstances are capable of correction) prior to the Date of Termination as specified in the Notice of Termination:

                  (a) the assignment to the Executive of any duties inconsistent with the position in the Company that the Executive held immediately prior to the Change in Control Date, a significant adverse alteration in the nature or status of the Executive's responsibilities or the conditions of the Executive's employment from those in effect immediately prior to the Change in Control Date, or any other action by the Company that results in a material diminution in the Executive's position, authority, duties or responsibilities from those in effect immediately prior to the Change in Control Date;

                  (b) a reduction in the Executive's annual base compensation as in effect on the Change in Control Date;

                  (c) the relocation of the Company's offices at which the Executive is principally employed immediately prior to the Change in Control Date (the "Principal Location") to a location more than fifty
         (50) miles from such location or the Company's



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         requiring the Executive, without the Executive's written consent, to be based anywhere other than the Principal Location, except for required travel on the Company's business to an extent substantially consistent with the Executive's business travel obligations prior to the Change in Control Date;

                  (d) the Company's failure to pay to the Executive any portion of the Executive's compensation or to pay to the Executive any portion of an installment of deferred compensation under any deferred compensation program of the Company within seven (7) days of the date such compensation is due; or

                  (e) the Company's failure to continue in effect any material compensation or benefit plan or practice in which the Executive is eligible to participate in on the Change in Control Date (other than any equity based plan), unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the Company's failure to continue the Executive's participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, as existed at the time of the Change in Control Date;

provided, however, that the Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.


         3. COMPENSATION UPON TERMINATION

                  3.1. Death.

                       Whether or not there is a Change in Control, if the Executive's employment shall be terminated due to the Executive's death, the Company shall pay monthly to the Executive's estate for a period equal to one
(1) year following the Date of Termination an amount equal to the sum of: (i) one-twelfth of the Executive's annual base compensation as in effect on the Date of Termination plus (ii) one-twelfth of any bonus at the most recent annual amount received, or entitled to be received, by the Executive for the most recent annual period. At the Executive's estate's expense, the Executive's spouse and children shall also be entitled to any continuation of health insurance coverage rights under any applicable law.

                  3.2. Disability.

                       Whether or not there is a Change in Control, if the Executive's employment shall be terminated by reason of Disability, the Company shall pay to the Executive a single payment in an amount equal to the sum of:
(i) the Executive's annual base compensation as in effect on the Date of Termination plus (ii) an amount equal to the annual bonus received, or entitled to be received, by the Executive for the most recent annual period. Such payment shall be in addition to any disability insurance payments to which the Executive is otherwise entitled. At the Executive's own expense, the Executive and the Executive's spouse and children shall also be entitled to any continuation of health insurance coverage rights under any applicable law.



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                  3.3. Termination Upon Change in Control.

                       If during the term or extended term of this Agreement and within two (2) years following a Change in Control, the Executive's employment with the Company is terminated, in addition to his base compensation and any bonus then payable through the Date of Termination and, at the Executive's own expense, any continuation of health insurance coverage rights under any applicable law, the Executive shall be entitled to the benefits provided below, unless such termination is (i) because of the Executive's death, Disability or retirement, (ii) by the Company for Cause or (iii) by the Executive other than for Good Reason; provided, however, that in the event the Executive's employment is terminated for any reason and subsequently a Change in Control occurs, the Executive shall not be entitled to any benefits hereunder, other than pursuant to Sections 3.1 and 3.2:

                           (a) the Company shall pay to the Executive, when due,
the Executive's base compensation and any bonus then payable through the Date of Termination;

                           (b) in lieu of any further salary payments to the
Executive for periods subsequent to the Date of Termination, the Company shall pay as severance pay to the Executive during the Nonsolicitation Period (as defined in Section 4.3) a monthly payment equal to 1/24 of the sum of the following:

                                    (i)  two (2) times the Executive's annual
base compensation as in effect as of the Date of Termination or immediately prior to the Change in Control Date, whichever is greater; and

                                    (ii) two (2) times the annual bonus
received, or entitled to be received, by the Executive for the most recent annual period;

                           (c) for a twelve (12) month period after such
termination (the "Coverage Period"), the Company shall continue to provide the Executive and the Executive's eligible family members with medical and dental health benefits and life and disability insurance at least equal to those which would have been provided to the Executive and them if the Executive's employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive medical and dental health benefits and life and disability insurance under another employer's plans, the Company's obligations under this Section 3.3(c) shall be reduced to the extent comparable benefits are actually received by the Executive during the twelve (12) month period following the Executive's termination, and any such benefits actually received by the Executive shall be reported to the Company; and

                           (d) the Company shall pay to the Executive on or
about the date or dates that the contributions would have been made an amount equal to the aggregate amount of the Company's maximum contributions that would have been made under the Company's 401(k) plan (the "401(k) Plan") during the Coverage Period if the Executive had continued to be employed and participated in the 401(k) Plan during the Coverage Period.



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                  3.4. Limitation. The foregoing notwithstanding, the total of the payments made to the Executive pursuant to Sections 3.1, 3.2 or 3.3 hereof shall be reduced to the extent that the payment of such amount would cause the Executive's total termination benefits (as determined by the Executive's tax advisor) to constitute an "excess" parachute payment under Section 280G of the Code, and by reason of such excess parachute payment the Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if the Executive determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.

                  3.5 Notice. Any termination of the Executive's employment by the Company or the Executive shall be communicated by written notice of termination to the other party (the "Notice of Termination"). The Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

                  3.6 Termination Obligations.

                           (a) The Executive hereby acknowledges and agrees that
all Personal Property and equipment furnished to or prepared by the Executive in the course of or incident to his employment, belongs to the Company and shall be promptly returned to the Company upon termination of the Executive's employment. "Personal Property" includes, without limitation, all electronic devices of the Company used by the Executive, including, without limitation, personal computers, facsimile machines, cellular telephones, pagers and tape recorders and all books, manuals, records, reports, notes, contracts, lists, blueprints, maps and other documents, or materials, or copies thereof (including computer files), and all other proprietary information relating to the business of the Company. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information of the Company.

                           (b) The Executive's obligations under this Section
23.6 and Section 4 hereof shall survive termination of the Executive's employment and the expiration of this Agreement.

                           (c) Upon termination of the Executive's employment,
the Executive will be deemed to have resigned from all offices and directorships then held with the Company or any affiliate.

                  3.7. No Duty to Mitigate. The Executive shall not be required to mitigate the amount of any payment provided for herein by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by the Executive as the result of employment by another employer.

         4. CONFIDENTIALITY, NONCOMPETITION AND NONSOLICITATION COVENANTS




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                  4.1. Confidentiality. In consideration of and in connection with the benefits provided to the Executive under this Agreement, the Executive hereby agrees that the Executive will not, during the Executive's employment or at any time thereafter directly or indirectly disclose or make available to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, any Confidential Information (as defined below). The Executive agrees that, upon termination of his employment with the Company, all Confidential Information in his possession that is in written or other tangible form (together with all copies or duplicates thereof, including computer files) shall be returned to the Company and shall not be retained by the Executive or furnished to any third party, in any form except as provided herein; provided, however, that the Executive shall not be obligated to treat as confidential, or return to the Company copies of any Confidential Information that (i) was publicly known at the time of disclosure to the Executive, (ii) becomes publicly known or available thereafter other than by any means in violation of this Agreement or any other duty owed to the Company by the Executive, or (iii) is lawfully disclosed to the Executive by a third party. As used in this Agreement the term "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his relationship with the Company, about the owners, tenants, employees, consultants, vendors, business methods, public relations methods, organization, procedures, property acquisition and development, or finances, including, without limitation, information of or relating to owner or tenant lists of the Company and its affiliates.

                  4.2. Noncompetition. During the term of the Executive's employment, the Executive shall not engage in any activities, directly or indirectly, in respect of commercial real estate, and will not make any investment in respect of industrial or retail real estate, other than through ownership of not more than five percent (5%) of the outstanding shares of a public company engaged in such activities and through investments listed on
Schedule I to the Employment Agreement (as defined below).

                  4.3. Nonsolicitation. In consideration of and in connection with the benefits provided to the Executive under this Agreement, for a period of two (2) years following the Date of Termination (the "Nonsolicitation Period"), the Executive shall not solicit or induce any of the Company's or its affiliates' employees, agents or independent contractors to end their relationship with the Company or its affiliates, or recruit, hire or otherwise induce any such person to perform services for the Executive, or any other person, firm or company.

         5. GENERAL PROVISIONS

                  5.1. Termination of Employment Agreement. The parties hereby agree that the Employment Agreement dated as of November 26, 1997 (the "Employment Agreement") between the Executive and the Company is hereby terminated as of the date hereof, the Employment Agreement shall be of no further force and effect as of the date hereof and the parties shall be released from any further obligations thereunder.

                  5.2. Successors; Binding Agreement

                           (a) The Company shall require any successor (whether
direct or



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indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Executive to receive compensation from the Company in the same amount and on the same terms to which the Executive would be entitled hereunder if the Executive terminated the Executive's employment for Good Reason following a Change in Control, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. Unless expressly provided otherwise, "Company" as used herein shall mean the Company as defined in this Agreement and any successor to its business and/or assets as aforesaid.

                           (b) This Agreement shall inure to the benefit of and
be enforceable by the Executive and the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

                  5.3. Injunctive Relief and Enforcement. The Executive acknowledges that the remedies at law for any breach by him of the provisions of Sections 3.6 or 4 hereof may be inadequate and that, therefore, in the event of breach by the Executive of the terms of Sections 3.6 or 4 hereof, the Company shall be entitled to institute legal proceedings to enforce the specific performance of this Agreement by the Executive and to enjoin the Executive from any further violation of Sections 3.6 or 4 hereof and to exercise such remedies cumulatively or in conjunction with all other rights and remedies provided by law and not otherwise limited by this Agreement.

                  5.4. No Contract of Employment. The Executive acknowledges that the Executive's employment with the Company is at will. This Agreement shall not confer upon the Executive any right of continued or future employment by the Company or any right to compensation or benefits from the Company except the rights specifically stated herein, and shall not limit the right of the Company to terminate the Executive's employment at any time with or without cause.

                  5.5. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when addressed as follows and (i) when personally delivered, (ii) when transmitted by telecopy, electronic or digital transmission with receipt confirmed, (iii) one day after delivery to an overnight air courier guaranteeing next day delivery, or (iv) upon receipt if sent by certified or registered mail. In each case notice shall be sent to:

         If to Executive: _______________



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                                    AMB Property Corporation
                                    505 Montgomery Street, 5th Floor
                                    San Francisco, CA 94111
                                    Facsimile:  (415) 394-9001

         If to the Company:         AMB Property Corporation
                                    505 Montgomery Street
                                    San Francisco, CA 94111
                                    Attention:  General Counsel
                                    Facsimile:  (415) 394-9001

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

                  5.6. Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect. In addition, in the event any provision in this Agreement shall be determined by any court of competent jurisdiction to be unenforceable by reason of extending for too great a period of time or over too great a geographical area or by reason of being too extensive in any other respect, each such agreement shall be interpreted to extend over the maximum period of time for which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, and enforced as so interpreted, all as determined by such court in such action.

                  5.7. Assignment. This Agreement may not be assigned by the Executive, but may be assigned by the Company to any successor to its business and will inure to the benefit and be binding upon any such successor.

                  5.8. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

                  5.9. Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

                  5.10. Choice of Law. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of California without giving effect to the principles of conflict of laws thereof.

                  5.11. Indemnification. To the fullest extent permitted under applicable law, the Company shall indemnify, defend and hold the Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever (collectively, "Damages") directly or indirectly arising out of or relating to the Executive discharging the Executive's duties on behalf of the Company and/or its respective subsidiaries and affiliates, so long as the Executive acted in good faith within the course and



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scope of the Executive's duties with respect to the matter giving rise to the claim or Damages for which the Executive seeks indemnification.

                  5.12. LIMITATION ON LIABILITIES. IF EITHER THE EXECUTIVE OR THE COMPANY IS AWARDED ANY DAMAGES AS COMPENSATION FOR ANY BREACH OR ACTION RELATED TO THIS AGREEMENT, A BREACH OF ANY COVENANT CONTAINED IN THIS AGREEMENT (WHETHER EXPRESS OR IMPLIED BY EITHER LAW OR FACT), OR ANY OTHER CAUSE OF ACTION BASED IN WHOLE OR IN PART ON ANY BREACH OF ANY PROVISION OF THIS AGREEMENT, SUCH DAMAGES SHALL BE LIMITED TO CONTRACTUAL DAMAGES AND SHALL EXCLUDE (I) PUNITIVE DAMAGES, AND (II) CONSEQUENTIAL AND/OR INCIDENTAL DAMAGES (E.G., LOST PROFITS AND OTHER INDIRECT OR SPECULATIVE DAMAGES). THE MAXIMUM AMOUNT OF DAMAGES THAT THE EXECUTIVE MAY RECOVER FOR ANY REASON SHALL BE THE AMOUNT EQUAL TO ALL AMOUNTS OWED (BUT NOT YET PAID) TO THE EXECUTIVE PURSUANT TO THIS AGREEMENT THROUGH ITS TERM AND THROUGH ANY APPLICABLE SEVERANCE PERIOD, PLUS INTEREST ON ANY DELAYED PAYMENT AT THE MAXIMUM RATE PER ANNUM ALLOWABLE BY APPLICABLE LAW FROM AND AFTER THE DATE(S) THAT SUCH PAYMENTS WERE DUE.

                  5.13. WAIVER OF JURY TRIAL. TO THE EXTENT APPLICABLE, EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL FOR ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.

                  5.14. Attorneys' Fees. If any legal action, arbitration or other proceeding, is brought for the enforcement of this Agreement, or because of an alleged dispute, breach or default in connection with any of the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, including any appeal of such action or proceeding, in addition to any other relief to which that party may be entitled.

                  5.15. Entire Agreement. This Agreement contains the entire agreement and understanding between the Company and the Executive with respect to the matters contained herein, and no representations, promises, agreements or understandings, written or oral, not herein contained shall be of any force or effect. This Agreement shall not be changed unless in writing and signed by both the Executive and the Company.

                  5.16. The Executive's Acknowledgment. The Executive acknowledges (a) that he has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.


                            (Signature Page Follows)


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     IN WITNESS WHEREOF, the parties have executed this Change in Control and
Noncompetition Agreement as of the date and year first above written.


                                    AMB PROPERTY, L.P.,
                                    a Delaware limited partnership


                                              By:  AMB Property Corporation,
                                                   Its general partner


                                              By:
                                                   -------------------------


                                    EXECUTIVE


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